Charter of the Audit Committee

Amended and Restated

Effective as of January 31, 2005

1.      General (Structure, Process and Membership Requirements).

(a)	Membership. The Fairchild Corporation (the “Corporation”) shall have an audit committee (the “Audit Committee”) comprised of at least three members (“Members”) of the Corporation’s Board of Directors. Because of the Audit Committee’s demanding role and responsibilities, and the time commitment attendant to committee membership, each prospective Audit Committee Member should evaluate carefully the existing demands on his or her time before accepting this important assignment.

                     Members of the Audit Committee shall meet the following criteria:

(i)	Independence of Audit Committee Members: Each Member must be independent, as such term may be defined (from time to time) by the SEC or any national securities exchange on which the Corporation’s securities are listed.

(ii)	No Business Relationship Between Audit Committee Members and the Corporation: Pursuant to Rule 303A(2)(a) of the NYSE Listed Company Manual, no director is “independent” unless the Board affirmatively determines that the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). If a Member (or any organization in which such Member is a partner, controlling shareholder or executive officer) has (or in the last three years, has had) a business relationship with the Corporation (including a commercial, industrial banking, consulting, legal, accounting, charitable, familial or other relationship), the Board of Directors must specifically determine that (in the Board of Directors’ business judgment) such business relationship does not interfere with the Member’s exercise of his independent judgment. In making this determination, the Board shall consider, among other things, the materiality of the relation to the Corporation, to the Member, and, if applicable, to the organization with which the director is affiliated. The basis for any such finding must be disclosed in the Corporation’s annual proxy statement.

(iii)	No Employment Relationship: A director is not independent if: (i) the director is, or has been within the last thee years an employee of the Company, or (ii) an immediate family member of the director is, or has been within the last three yeas, an executive officer of the Company. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(iv)	No Payments in Excess of $100,000: A director is not independent if (i) the director received, or has an immediate family member who has received during any twelve-month period within the last three years, more than $100,000 a year in direct compensation from the Corporation (other than director and committee fees and pension or other forms of deferred compensation for prior services, provided that such compensation is not contingent in any way on continued service). (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(v)	Auditor Services: A director is not independent if: (i) the director is a partner or employee of a firm that is the Company’s internal or external auditor; or (ii) the director has an immediate family member who is a partner of such a firm; or (iii) the director has an immediate family member who is an employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning practice); (or) (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(vi)	Interlocking Directorships: A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s executive officers serve on that company’s compensation committee. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(vii)	Payments for Property or Services: A director is not independent if the director is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(viii)	Payments to Tax exempt Organizations: Contributions to tax exempt organizations shall not be considered “payments” for purposes of the paragraph immediately above, provided, however, that the Corporation shall disclose in its annual proxy statement all contributions made by the Corporation to any tax exempt organization in which a director serves as an executive officer if, within the preceding three years, contributions by the Corporation to such tax exempt organization in any single fiscal year exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Corporation’s Board of Directors shall consider the “materiality” of any such tax exempt contributions pursuant to Rule 303A(2)(a) of the NYSE Listed Company Manual. (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(ix)	Definition of Immediate Family Member: An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(x)	Transitional Rule: Each of the standards in NYSE Rule 303A(2)(b) contains a three year “look-back” provision. These new rules become effective no later than October 31, 2004. The NYSE permits phasing in the “look-back” provision by applying only a one year look back for the first year. Thereafter, a three year look back will apply. (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

(xi)	Financial Literacy: Each Member must be financially literate (as interpreted by the Corporation’s Board of Directors in its business judgment).

(xii)	Accounting or Related Financial Management Expertise: At least one Member of the Audit Committee must have accounting or related financial management expertise (as interpreted by the Corporation’s Board of Directors in its business judgment). The Board may presume that a person who meets the test of “financial expert” under the SEC’s rule, meets the test of “financial management expertise.”

(xiii)	No Cross Compensation Links: If any executive officer of the Corporation is a member of the audit committee of another organization, then no executive officer of such other organization may serve as a Member of the Corporation’s Audit Committee.

(xiv)	No Compensatory Fees: In order to be deemed independent, an Audit Committee Member (or relative or affiliate, as defined below) must not accept, directly or indirectly, any consulting, advisory or other compensatory fees from the Corporation or a subsidiary and may not be an “affiliated person” of the Corporation or any of its subsidiaries.

The term “affiliated person” shall be as defined (from time to time) by the SEC or any national securities exchange on which the Corporation’s securities are listed. See for example definition of affiliated person in Rule 10A-3(e)(1) of the Exchange Act.

For purposes of this paragraph, a “relative” of a Member means a spouse, a minor child or stepchild, a child or stepchild sharing a home with the Member.

For purposes of this paragraph, an “affiliate” of a Member means an entity in which such Member is an officer (as defined below) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Corporation. An “officer” for purposes of the preceding sentence means a (i) partner, (ii) member or officer occupying a similar position (such as a managing director), (iii) executive officer, or (iv) other similar position (except limited partners, non-managing members, or other non-active roles).

                                       (Cross Reference: Rule 10A-3(b)(1) and Rule 10A-3(e)(8) of the Exchange Act.)

(xv)	Multiple Audit Committee Memberships: If an Audit Committee Member simultaneously serves on the audit committees of more than three public companies, then the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation’s audit committee and disclose such determination in the Corporation’s annual proxy statement.

                   (b)      Purpose. The purpose of the Audit Committee shall be:

(1)	To assist Board oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Corporation’s internal audit function; and (5) the performance of the Corporation’s outside auditors; and

(2)	To prepare an Audit Committee Report as required by the SEC to be included in the Corporation’s annual proxy statement.

(c)	Appointment and Term. The Chairman and each other Member of the Audit Committee shall be appointed by the Corporation’s Board of Directors to serve a term of one year or until their successors have been duly appointed and assume office.

(d)	Committee Meetings. The Audit Committee shall hold at least four regular meetings each year, and such additional meetings as the Chairman or a majority of the Members of the Audit Committee may deem necessary or advisable. The Audit Committee may require the presence and participation of any officer or employee of the Corporation, the Corporation’s internal auditors, or the Corporation’s outside auditors at any meeting of the Audit Committee.

(e)	Minutes. The Audit Committee shall prepare and approve minutes of its meetings, and such minutes shall be submitted to the Corporation’s Board of Directors for review and to the Corporation’s Secretary for inclusion in the Corporation’s minute books.

(f)	Reports of Actions. The Audit Committee shall promptly report all actions it has taken to the Corporation’s Board of Directors for ratification. The Audit Committee shall review with the full Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s outside auditors, or the performance of the Corporation’s internal audit function.

2.	Responsibilities of the Audit Committee (Scope of Audit Committee’s Responsibilities and How It Carries Out These Responsibilities).

(a)	Internal Controls. The Audit Committee shall review the actions taken by the Corporation’s management to ensure that the Corporation adopts, maintains and adheres to a system of internal controls that provides reasonable assurances that (1) all transactions of the Corporation are properly authorized and are reflected in the books and records of the Corporation, (2) the risk of financial misconduct is minimized and any such misconduct is promptly detected and reported, (3) the Corporation is able to prepare and publish financial statements that are fairly presented, have been prepared in accordance with generally accepted accounting principles, and comply with all Securities and Exchange Commission (“SEC”), New York Stock Exchange (“NYSE”), and Financial Accounting Standards Board (“FASB”) requirements, and (4) the internal and external audits of the Corporation are adequate and comply with all SEC, NYSE, and FASB requirements. The Audit Committee shall review with the Corporation’s Chief Financial Officer and outside auditors at least annually the adequacy and effectiveness of the Corporation’s internal controls.

                   (b)       Financial Statements.

(i)	General Review: The Audit Committee shall review the Corporation’s published financial statements, including without limitation (1) any unusual or non-recurring items therein, (2) the accounting principles applied therein, (3) any changes in previously applied accounting principles, and (4) management’s report accompanying the Corporation’s annual financial statements included in the Corporation’s Annual Report to Shareholders.

(ii)	Discussions with Management: The Audit Committee shall meet to review and discuss the Corporation’s annual audited financial statements and quarterly financial statements with management and the Corporation’s outside auditors, including reviewing the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(iii)	Scope of Committee’s Review: While the fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the outside auditors, the Audit Committee shall review: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and (D) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review any financial information and earnings guidance provided to analysts and rating agencies.

(c)	Internal Audit. The Audit Committee shall review (1) the Corporation’s internal audit plans with management and the Corporation’s outside auditors (which review shall be conducted at least annually), (2) management’s appointment, replacement, reassignment or dismissal of the Corporation’s internal auditors, (3) the progress and key findings of the Corporation’s internal audits, (4) the compensation paid by the Corporation to its internal auditors for all services rendered (which review shall be conducted at least annually), (5) all reports, criticisms, problems, issues, recommendations or other matters submitted or raised by the Corporation’s internal auditors, and management’s responses, actions and follow-up with respect thereto, and (6) all disagreements between management and the Corporation’s internal auditors. The function of the internal audit shall include, without limitation, to provide management and the Audit Committee with ongoing assessments of the Corporation’s risk management processes and system of internal control.

(d)	Independent Outside Auditors.

(d-1)	The Audit Committee shall annually review (1) management’s recommendation with respect to the selection of the Corporation’s outside auditors, and provide to the Corporation’s Board of Directors the Committee’s determination with respect to such selection, (2) the scope of the Corporation’s annual examination and audit with the Corporation’s outside auditors, (3) management’s evaluation of the independence of the Corporation’s outside auditors, (4) the letter from the Corporation’s outside auditors with respect to their independence from the Corporation’s management and their unrestricted access to the Audit Committee, (5) the report from the Corporation’s outside auditors with respect to the services that they have provided to the Corporation and other related matters (including the percentage hours worked on the Corporation’s audit engagement by persons other than the outside auditors’ full time employees), (6) the compensation paid by the Corporation to its outside auditors for all services rendered, (7) all reports, criticisms, problems, issues, recommendations or other matters submitted or raised by the Corporation’s outside auditors, and management’s responses, actions and follow-up with respect thereto, and (8) all disagreements between management and the Corporation’s outside auditors.

(d-2)	Annually, the Audit Committee shall obtain and review a report from the Corporation’s outside auditors, describing: (1) the outside audit firm’s internal quality control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the outside audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside audit firm, and any steps taken to deal with any such issues; and (3) (to assess the auditor’s independence) all relationships between the outside auditors and the Corporation.

After reviewing the report required above and the outside auditor’s work throughout the year, the Audit Committee shall evaluate the auditor’s qualifications, performance and independence. This evaluation shall include the review and evaluation of the lead partner of the outside auditor. In making its evaluation, the Audit Committee shall take into account the opinion’s of management and the Corporation’s internal auditors (or other personnel responsible for the internal audit function). In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee shall further consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the audit firm itself. The audit committee shall present its conclusions with respect to the independent auditor to the full Board.

(d-3)	The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation and the auditor shall report directly to the Audit Committee. (Cross Reference: Rule 10A-3(b)(2) of the Exchange Act.)

(d-4)	The outside auditors of the Corporation are ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

(d-5)	The Audit Committee is responsible for:

(i)	Obtaining annually from the Corporation’s outside auditors a formal written statement to the Audit Committee delineating (A) all relationships between the auditors and the Corporation and its officers, directors, and substantial shareholders, and (B); all services furnished by the auditors to the Corporation and its officers, directors, and substantial shareholders, in each case during the audit and engagement period and bearing upon the auditors’ independence for purposes of SEC and Independence Standards Board (“ISB”) requirements and rules;

(ii)	Actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors;

(iii)	Recommending that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence;

(iv)	Reviewing copies of annual disclosure statements from the Corporation’s officers, directors, ten percent (10%) or more shareholders, employees employed by us in an accounting or financial oversight role, and, if relevant, employees known formerly to have been partners, principals, shareholders, or professional employees of the Corporation’s outside auditors or known to be close family relatives of such persons (or the relevant portions of such statements) regarding any relationships between the auditors and the Corporation or its officers, directors, ten percent (10%) or more shareholders, or such employees and any services furnished by the Corporation’s outside auditors to the Corporation or its officers, directors, or ten percent (10%) or more shareholders bearing upon the auditors’ independence from the Corporation for purposes of SEC and ISB requirements and rules; and

(v)	Actively engaging in a dialogue with the Corporation’s officers, directors, ten percent (10%) or more shareholders, employees employed by the Corporation in an accounting or financial oversight role, and, if relevant, employees formerly partners, principals, shareholders, or professional employees of the Corporation’s outside auditors with respect to any relationships or services disclosed by them or the Corporation’s outside auditors that may impact on the objectivity and independence of the Corporation’s outside auditors.

(e)	Second Opinions. The Audit Committee shall review decisions by management to obtain second opinions on significant accounting issues and any actions taken by management in reliance on such opinions.

(f)	Meetings. The Audit Committee shall meet at least annually with (1) appropriate officers and employees of the Corporation to discuss tax matters affecting the Corporation, and (2) in-house counsel to discuss legal matters affecting the Corporation. Periodically, the Audit Committee shall meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the outside auditors.

(g)	Reporting of Questionable Accounting or Auditing Matters to the Audit Committee: The Audit Committee shall establish procedures (to be reviewed at least once per year) for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. (Cross Reference: Rule 10A-3(b)(3) of the Exchange Act.)

(h)	Hiring of Independent Counsel and Advisors to the Audit Committee: The Audit Committee shall have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties. (Cross Reference: Rule 10A-3(b)(4) of the Exchange Act.)

(i)	Funding. The Corporation shall provide appropriate funding for the Audit Committee to compensate the auditor and any other advisors engaged by the Audit Committee as well as for ordinary administrative expenses. (Cross Reference: Rule 10A-3(b)(5) of the Exchange Act.)

(j)	Annual Self-Evaluation. The Audit Committee shall, at least once a year, undertake a self-performance evaluation.

(k)	Earnings Press Releases. At lease once per year, the Audit Committee shall discuss the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee’s responsibility to discuss earnings releases, as well as financial information and earnings guidance, may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Audit Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance.

(l)	Risk Assessment and Risk Management. The Audit Committee shall, at least once a year, discuss the Corporation’s policies with respect to risk assessment and risk management. While it is the job of the CEO and senior management to assess and manage the Corporation’s exposure to risk, the Audit Committee shall discuss guidelines and policies to govern the process by which this is handled. The Audit Committee shall discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The audit committee is not required to be the sole body responsible for risk assessment and management, but the Committee shall discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

3.      Annual Consultation with Outside Auditors.

(a)	Annual Confirmation from Outside Auditors: In order to ensure that the Audit Committee receives all the information necessary to carry out its responsibilities, the Audit Committee shall request, at least annually, confirmation from the Corporation’s outside auditors that they have informed the Audit Committee as to (a) the initial selection of and changes in significant accounting policies and their application, (b) the process used in formulating sensitive accounting estimates, (c) adjustments proposed by the auditor but not recorded by the Corporation that could cause future financial statements to be materially misstated, (d) disagreements with management and whether or not satisfactorily resolved, (e) cases when management consulted with other accountants about auditing and accounting matters, (f) difficulties encountered in performing the annual audit, and (g) any other significant internal control or financial reporting matter.

(b)	Discussion Regarding Audit Problems: The Audit Committee shall review with the outside auditors any audit problems or difficulties and management’s response. The Audit Committee must regularly review with the outside auditors any difficulties the auditors encountered in the course of the audit work, including any restrictions on the scope of the outside auditors’ activities or on access to requested information, and any significant disagreements with management. Among the items the Audit Committee may want to review with the auditors are: any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Corporation. The review should also include discussion of the responsibilities, budget and staffing of the Corporation’s internal audit.

(c)	Hiring Policies Regarding Employees of Outside Auditors: The Audit Committee shall set hiring policies for employees or former employees of the Corporation’s outside auditors (taking into account the pressures that may exist for auditors consciously or subconsciously seeking a job with the company they audit).

4.	Preparation of Annual Financial Statements. Each year, prior to releasing the Corporation’s audited financial statements, the Audit Committee shall take the following actions:

(a)	The Audit Committee shall review and discuss the audited financial statements with management;

(b)	The Audit Committee shall discuss with the Corporation’s outside auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

(c)	The Audit Committee shall receive and review the written disclosures and the letter from the Corporation’s outside auditors required by ISB Standard No. 1, as may be modified or supplemented, and the reports and statements it is to obtain pursuant to Section 2(d) above, and shall discuss the auditors’ independence with the auditors and the Corporation’s officers, directors, ten percent (10%) or more shareholders, and relevant employees;

(d)	Based on the review and discussions referred to in sub-paragraphs (a) through (c) above, the Audit Committee shall determine (and shall report in the Corporation’s Annual Proxy Statement) if it recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K. In connection therewith, the Audit Committee shall consider whether any non-audit services rendered by the Corporation’s outside auditors to the Corporation during the audit or engagement period are consistent with the auditors’ independence from the Corporation and shall report the fact of such consideration in the Corporation’s Annual Proxy Statement;

5.     Annual Compliance Measures. At least once each year, the Audit Committee shall take the following actions:

(a)	Each Member of the Audit Committee shall provide such information as may be reasonably requested by the Corporation in order to enable the Board to review whether the Members of the Audit Committee are independent, as defined in NYSE listing standards and Section 1 hereof;

(b)	The Audit Committee shall review its own compliance with the policies and procedures of this Charter, including, without limitation, compliance with the following Sections:

                              Section 1(f) (report to the Board).

Section 2(a) (review with the Corporation’s Chief Financial Officer and outside auditors the adequacy and effectiveness of the Corporation’s internal controls);

Section 2(b) (review the Corporation’s financial statements, including MD&A, and discussion with management and outside auditors);

                              Section 2(c) (review with the Corporation’s management and outside auditors the Corporation’s internal audit plans).

Section 2(d) (review the recommendation and selection of the Corporation’s outside auditors; determine that the outside auditors are independent; review outside auditor’s report).

Section 2(e) (review any decisions by the Corporation’s management to obtain second opinions on significant accounting issues).

Section 2(f) (meet with the Corporation’s officers and employees to discuss tax and legal matters, and meet periodically with management, internal auditors and outside auditors).

                              Section 2(g) (procedures for reporting questionable accounting or auditing matters).

                              Section 2(j) (self-evaluation).

                              Section 2(k) (policy regarding earnings releases).

                              Section 2(l) (risk assessment and risk management).

                              Section 3(a) (annual confirmation from outside auditors).

                              Section 3(b) (annual consultation with outside auditors).

                              Section 3(c) (policy regarding hiring of outside auditor’s employees).

    (c)        The Corporation shall provide to the NYSE written confirmation regarding:

    (i)        The Board’s annual determination regarding the independence of Members of the Audit Committee;

(ii)	The financial literacy of the Audit Committee Members;

(iii)	The determination that at least one Audit Committee Member has accounting or related financial management expertise; and

(iv)	The Audit Committee’s annual review and reassessment of the adequacy of this Charter.

5.	Compliance with NYSE and SEC Requirements. Sections 1(a), 1(b), 1(f), 2(b), 2(c), 2(d), 2(f), 2(g), 2(h), 2(i), 2(j), 2(k), 2(l), 3 and 5(b) of this Charter are intended to comply with Rules 303.01 and 303.02 and 303A of the NYSE Listed Company Manual and SEC Rule 10A-3 under the Exchange Act. In the event of any amendments to such Rules, the Board shall consider parallel amendments to this Charter.